Exhibit 10.1

TALON THERAPEUTICS, INC.
AMENDED & RESTATED
2012 CHANGE OF CONTROL PAYMENT PLAN

SECTION 1.
INTRODUCTION

The Talon Therapeutics, Inc. 2012 Amended & Restated Change of Control Payment Plan (the “Plan”) is established effective August 10, 2012 (the “Effective Date”), and amends and restates in its entirety the 2012 Change of Control Payment Plan previously established by the Company effective as of February 17, 2012. The purpose of the Plan is to provide for payments to certain eligible employees of Talon Therapeutics, Inc. (the “Company”) in the event of a Change of Control (as such term is defined below). Except as otherwise expressly provided herein, this Plan shall supersede any change of control or severance benefit plan, policy, or practice previously maintained by the Company, other than any individually negotiated contract or agreement with the Company relating to change of control benefits that is in effect on the effective date of a Change of Control (such individually negotiated contract or agreement hereinafter referred to as an “Individual Agreement”). In addition, this Plan shall not supersede any benefit provided pursuant to an equity compensation or severance plan or program maintained by the Company, including any benefit provided pursuant to the Company’s 2003 Stock Option Plan, 2005 Stock Incentive Plan, 2005 Stock Purchase Plan, 2010 Equity Incentive Plan and the 2012 Severance Benefits Plan.

SECTION 2.
DEFINITIONS

As used herein, the following terms shall have the meanings set forth below:

(a) “Administrator” or “Plan Administrator” shall mean the Board, or any committee of the Board authorized by the Board to administer the Plan, as the case may be.  The Board may at any time administer the Plan, in whole or in part, notwithstanding that the Board has previously authorized a committee to act as Administrator of the Plan.

(b) “Board” means the Board of Directors of the Company.

(c) “Change of Control” shall mean the occurrence, in a single transaction or in a series of related transactions, of any one or more of the following events:

(i) Any person, entity or group becomes the Owner, directly or indirectly, of securities of the Company representing more than fifty percent (50%) of the combined voting power of the Company’s then outstanding securities other than by virtue of a merger, consolidation or similar transaction.  Notwithstanding the foregoing, a Change in Control shall not be deemed to occur (A) on account of the acquisition of securities of the Company by an investor, any affiliate thereof or any other person, entity or group from the Company in a transaction or series of related transactions the primary purpose of which is to obtain financing for the Company through the issuance of equity securities or (B) solely because the level of Ownership held by any person, entity or group (the “Subject Person”) exceeds fifty percent (50%) of the outstanding voting securities as a result of a repurchase or other acquisition of voting securities by the Company reducing the number of shares outstanding, provided that if a Change in Control would occur (but for the operation of this sentence) as a result of the acquisition of voting securities by the Company, and after such share acquisition, the Subject Person becomes the Owner of any additional voting securities that, assuming the repurchase or other acquisition had not occurred, increases the percentage of the then outstanding voting securities Owned by the Subject Person to more than fifty percent (50%), then a Change in Control shall be deemed to occur;

(ii) There is consummated a merger, consolidation or similar transaction involving (directly or indirectly) the Company and, immediately after the consummation of such merger, consolidation or similar transaction, the stockholders of the Company immediately prior thereto do not Own, directly or indirectly, either (A) outstanding voting securities representing more than fifty percent (50%) of the combined outstanding voting power of the surviving entity in such merger, consolidation or similar transaction or (B) more than fifty percent (50%) of the combined outstanding voting power of the parent of the surviving entity in such merger, consolidation or similar transaction, in each case in substantially the same proportions as their Ownership of the outstanding voting securities of the Company immediately prior to such transaction; or

(iii) There is consummated a sale, lease, exclusive worldwide license or other disposition of all or substantially all of the total gross value of the consolidated assets of the Company and its subsidiaries, other than a sale, lease, license or other disposition of all or substantially all of total gross value of the consolidated assets of the Company and its subsidiaries to an entity, more than fifty percent (50%) of the combined voting power of the voting securities of which are Owned by stockholders of the Company in substantially the same proportions as their Ownership of the outstanding voting securities of the Company immediately prior to such sale, lease, license or other disposition (for purposes of this Section 1(d)(iii), “gross value” means the value of the assets of the Company or the value of the assets being disposed of, as the case may be, determined without regard to any liabilities associated with such assets).

For the avoidance of doubt, the term Change in Control shall not include a sale of assets, merger or other transaction effected exclusively for the purpose of changing the domicile of the Company.  To the extent required, the determination of whether a Change of Control has occurred shall be made in accordance with Internal Revenue Code Section 409A and the regulations, notices and other guidance of general applicability issued thereunder.

(d) “Change of Control Proceeds” shall mean, with respect to any Change of Control and without duplication, all cash and the fair market value on the effective date of the Change of Control, as determined in good faith by the Board, of all other property actually paid, directly or indirectly, by a third party or the Company to the Company’s stockholders (or to the Company in the case of a Change of Control structured as an asset sale or similar transaction) in consideration for their shares of capital stock or equity-linked securities (e.g., warrants and options) held by the Company’s stockholders or holders of equity-linked securities (or in consideration of the assets of the Company in the case of a Change of Control structured as an asset sale or similar transaction), less the gross proceeds to the Company from all Equity Financings; provided, however, that Change of Control Proceeds expressly excludes amounts payable to financial brokers or advisors in connection with any Change of Control or any other legal, accounting, investment banking, advisory or other third party fees or costs incurred by the Company or its affiliates in connection with the Change of Control. The application of this Plan to amounts described in the preceding sentence that are paid from escrow or pursuant to earn-out or other contingencies that may be established in connection with the negotiations pursuant to which the Change of Control occurs shall be determined at a future date in the sole discretion of the Administrator, recognizing that it is the Administrator’s present intention to apply the Plan to such amounts in the same manner as it applies to amounts payable immediately upon the effective date of the Change of Control, subject, however, to the requirements for either compliance with or exemption from Section 409A of the Code. For avoidance of doubt, Change of Control Proceeds shall not include (i) any amounts payable in cash or other consideration under consulting, employment or other arrangements between any acquirer and any employee, former employee, director or consultant of the Company or any of its affiliates for services rendered or to be rendered after the Change of Control, or (ii) the value of any Company debt repaid or assumed by the acquirer in connection with the Change of Control.

(e) The “Company” shall mean Talon Therapeutics, Inc., a Delaware corporation, or following a Change of Control, the surviving entity resulting from such transaction.

(f) “Eligible Employee” shall mean an individual who, at the effective time of the Change of Control, is a full-time regular employee of the Company serving at or above the level of Senior Director, or as otherwise designated in writing by the Administrator as an Eligible Employee. If the employee’s employment with the Company terminates for any reason prior to the effective time of the Change of Control, the employee shall not be entitled to receive any payments under this Plan.

(g) “Equity Financing(s)” shall mean any sale or issuance by the Company of its Common Stock or securities convertible into or exchangeable for Common Stock (or securities convertible into or exercisable for such securities) for cash completed during the period commencing June 1, 2010, and ending on the effective date of a Change of Control; provided, however, that none of the following sales or issuances shall constitute an Equity Financing: (i) any sale or issuance pursuant to any stock purchase plan, stock ownership plan, stock incentive plan, stock option plan or similar plan where stock is being issued or offered to a trust, other entity or otherwise, to or for the benefit of any employee, officer, consultant, director, customer, lender or vendor of the Company, or (ii) any issuance made as a consideration for the consummation of, and not primarily for the purpose of a financing, a merger or acquisition, a partnership or joint venture or strategic alliance or investment by the Company or a similar non-capital raising transaction. Without limiting the foregoing, Equity Financing shall include all issuances of (1) the Company’s Series A-1 Convertible Preferred Stock made pursuant to that certain Investment Agreement dated June 7, 2010 among the Company and the Purchasers identified therein, and (2) the Company’s Series A-2 or Series A-3 Convertible Preferred Stock made pursuant to that certain Investment Agreement dated January 9, 2012, among the Company and the Purchasers identified therein.

(h) “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

(i) The “Internal Revenue Code” or “Code” is the Internal Revenue Code of 1986, as amended from time to time.

(j) A person, entity or group shall be deemed to “Own,” to have “Owned,” to be the “Owner” of, or to have acquired “Ownership” of securities if such person, entity or group directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares voting power, which includes the power to vote or to direct the voting, with respect to such securities.

(k) “Plan Payments” shall mean a maximum amount up to nine percent (9.0%) of Change of Control Proceeds.

(l) “Qualifying Termination” shall have the meaning ascribed to such term in the Company’s 2012 Severance Payment Plan, as amended from time to time.

(m) A “Subsidiary” shall mean, with respect to the Company, (A) any corporation of which more than fifty percent (50%) of the outstanding capital stock having ordinary voting power to elect a majority of the board of directors of such corporation (irrespective of whether, at the time, stock of any other class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time, directly or indirectly, Owned by the Company, and (B) any partnership in which the Company has a direct or indirect interest (whether in the form of voting or participation in profits or capital contribution) of more than fifty percent (50%).

SECTION 3.
ELIGIBILITY FOR BENEFITS

(a) General Rules.  Subject to the limitations set forth in Sections 5 and 6, in the event of a Change of Control, the Company shall provide the payment described in Section 4 to each Eligible Employee.

(b) Termination of Payments.  An Eligible Employee’s right to receive payments under this Plan shall terminate immediately if, at any time prior to or during the period within which the Eligible Employee is receiving payments hereunder, the Eligible Employee, without the prior written approval of the Administrator:

(i) willfully breaches a material provision of (A) any agreement between the Eligible Employee and the Company, including, without limitation, an employment agreement or an agreement relating to protection of the Company’s proprietary or confidential information, or which requires the Eligible Employee to assign inventions or other intellectual property to the Company, or (B) a Company policy in effect from time to time;

(ii) encourages or solicits any of the Company’s then current employees to leave the Company’s employ for any reason or interferes in any other manner with employment relationships at the time existing between the Company and its then current employees; or

(iii) induces any of the Company’s then current clients, customers, suppliers, vendors, distributors, licensors, licensees or other third party to terminate their existing business relationship with the Company or interferes in any other manner with any existing business relationship between the Company and any then current client, customer, supplier, vendor, distributor, licensor, licensee or other third party.

SECTION 4.
AMOUNT OF, TIMING AND MANNER OF PAYMENTS

(a) Payments to Vice Presidents and Above.  Subject to the provisions of this Section 4, upon the effective date of a Change of Control, each Eligible Employee holding a position of Vice President of the Company or higher in rank shall be entitled to receive his or her share of the Plan Payments, as allocated in accordance with Exhibit A hereto.

(b) Payments to Other Eligible Employees. Subject to the provisions of this Section 4, upon the effective date of a Change of Control, each Eligible Employee holding a position ranking lower than Vice President shall be entitled to receive his or her share of the Plan Payments, as allocated in accordance with Exhibit A hereto, to the extent vested in such Eligible Employee in accordance with this paragraph (b).  Such payments shall vest and become payable in two equal installments on each of the first and second anniversaries of the effective date of the Change of Control, subject to the continued employment of such employee by the Company (including any successor or surviving entity); provided, however, that in the event such employee experiences a Qualifying Termination following a Change of Control, then such payments shall immediately vest and become payable upon the effective date of such termination.

(c) Timing and Conditions to Payment. Payments made pursuant to this Section 4 shall be made or commence on the next regularly scheduled payday coinciding with or immediately following the 30th day after the applicable date when such Eligible Employee becomes entitled to such payments in accordance with Sections 4(a) or 4(b), as applicable, and in any case only if the Eligible Employee has executed and delivered to the Company the Release required by Section 5(a) and all applicable statutory rescission periods during which the Eligible Employee is entitled to revoke such release have expired on or before that 30th day.

(d) Payment Reductions. Notwithstanding anything to the contrary contained herein, the payment(s) to which an Eligible Employee is eligible to receive hereunder shall be reduced on a dollar-for-dollar basis (but to not less than zero) by the amount of cash, securities or other property received by such Eligible Employee in connection with the Change of Control in respect of outstanding stock options or other equity incentives then held by such Eligible Employee.

(e) Manner and Medium of Payment.  Except as otherwise provided in this Section 4, payments shall be made at the same time and in the same medium and manner as payments of Change of Control Proceeds received by the Company’s stockholders; provided, however, that all payments shall be completed by the fifth anniversary of the effective time of the Change of Control.  By way of example, and without limitation, (i) to the extent the Change of Control Proceeds payable to the Company’s stockholders in connection with the Change of Control consist of mixed consideration of cash and securities or other property, then the payments under Section 4(a) or 4(b), as applicable, shall consist of cash and identical securities in the same proportion as payable to the Company’s stockholders, and (ii) to the extent a portion of the Change of Control Proceeds payable to the Company’s stockholders is subject to future contingencies or earn-outs, then an identical portion of the payments pursuant to Sections 4(a) or 4(b), as applicable, shall be subject to the same contingencies.

SECTION 5.
LIMITATIONS ON PAYMENTS

(a) Release. Notwithstanding anything to the contrary contained herein, an Eligible Employee shall not be eligible to receive any payments under this Plan unless he or she first executes and delivers to the Company a general release of claims  in a form supplied by and reasonably satisfactory to the Company (a “Release”) and the statutory rescission periods during which the Participant is entitled to revoke such release have expired without revocation.

(b) Parachute Payments. Except as otherwise provided in an agreement between an Eligible Employee and the Company, if any payment or benefit the Eligible Employee would receive in connection with a Change of Control from the Company or otherwise (“Payment”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Code, and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then such Payment shall be equal to the Reduced Amount. The “Reduced Amount” shall be either (x) the largest portion of the Payment that would result in no portion of the Payment being subject to the Excise Tax, or (y) the largest portion, up to and including the total, of the Payment, whichever amount, after taking into account all applicable federal, state and local employment taxes, income taxes, and the Excise Tax (all computed at the highest applicable marginal rate), results in the Eligible Employee’s receipt of the greatest economic benefit notwithstanding that all or some portion of the Payment may be subject to the Excise Tax. If a reduction in payments or benefits constituting “parachute payments” is necessary so that the Payment equals the Reduced Amount, reduction shall occur in a manner necessary to provide the Eligible Employee with the greatest economic benefit. If more than one manner of reduction of payments or benefits necessary to arrive at the Reduced Amount yields the greatest economic benefit, the payments and benefits shall be reduced pro rata.

(c) Non-Duplication of Payments. Except as otherwise specifically provided for herein, no Eligible Employee is eligible to receive payments under this Plan more than one time. This Plan is designed to provide certain change of control payments to Eligible Employees pursuant to the terms and conditions set forth in this Plan. The payments pursuant to this Plan are in addition to, and not in lieu of, any unpaid salary, bonuses or benefits to which an Eligible Employee may be entitled for the period of such Eligible Employee’s employment with the Company.

SECTION 6.
TAX COMPLIANCE AND RIGHT OF OFFSET

(a) Code Section 409A. If the Company (or, if applicable, the successor entity thereto) determines that any of the Plan Payments constitute “deferred compensation” under Code Section 409A (Section 409A, together, with any state law of similar effect, “Section 409A”) and an Eligible Employee is, at the time of a “separation from service” (as defined under Section 409A), a “specified employee” of the Company (or any successor entity thereto), as such term is defined in Section 409A(a)(2)(B)(i) (a “Specified Employee”), then, solely to the extent necessary to avoid the imposition of the adverse personal tax consequences under Section 409A, the timing of the Plan Payments shall be delayed as follows: on the earlier to occur of (i) the date that is six months and one day after the individual’s separation from service and (ii) the date of the Eligible Employee’s death (such earlier date, the “Delayed Initial Payment Date”), the Company (or the successor entity thereto, as applicable) shall (A) pay to the Eligible Employee a lump sum amount equal to the sum of the Plan Payments that the Eligible Employee would otherwise have received through the Delayed Initial Payment Date if the commencement of the payment of the Plan Payments had not been delayed pursuant to this Section 6(b) and (B) commence paying the balance of the Plan Payments in accordance with Section 4. For the avoidance of doubt, it is intended that (1) each installment of the Plan Payments provided in Section 4 is a separate “payment” for purposes of Section 409A, (2) all Plan Payments provided in Section 4 satisfy, to the greatest extent possible, the “short-term deferral” exemption from the application of Section 409A provided under of Treasury Regulation 1.409A-1(b)(4).

(b) Tax Withholding. All Plan Payments will be subject to applicable withholding for federal, state and local income and employment taxes.

(c) Indebtedness of Eligible Employees. If an Eligible Employee is indebted to the Company on the date any Plan Payments are scheduled to be made or commence, the Administrator reserves the right to offset any such Plan Payments by the amount of such indebtedness.  To the extent applicable, such offset shall comply with Code Section 409A and the Department of Treasury regulations and other interpretive guidance issued thereunder.

SECTION 7.
RIGHT TO INTERPRET PLAN; AMENDMENT AND TERMINATION

(a) Exclusive Discretion. The Administrator shall have the exclusive discretion and authority to establish rules, forms, and procedures for the administration of the Plan, and to construe and interpret the Plan and to decide any and all questions of fact, interpretation, definition, computation or administration arising in connection with the operation of the Plan, including, but not limited to, the eligibility to participate in the Plan and amount of benefits paid under the Plan. The rules, interpretations, computations and other actions of the Administrator shall be binding and conclusive on all persons.

(b) Amendment or Termination. The Company reserves the right to amend or terminate this Plan or the payments provided hereunder at any time prior to a Change of Control; provided, however, that this Plan shall terminate on the earlier of (i) June 30, 2013, which date may be extended by the Board for additional one-year periods, or (ii) the effective date of a Change of Control, provided that the obligation of the Company to make payments pursuant to a Change of Control that occurred on or prior to such termination shall be unaffected by such termination. Any action amending or terminating the Plan (other than the automatic termination of the Plan pursuant to clause (i) above) shall be in writing and executed by the Administrator or its authorized designee.

SECTION 8.
NO IMPLIED EMPLOYMENT CONTRACT

The Plan shall not be deemed (i) to give any employee or other person any right to be retained in the employ of the Company, or (ii) to interfere with the right of the Company to discharge any employee or other person at any time, with or without cause, which right is hereby reserved.

SECTION 9.
LEGAL CONSTRUCTION

As a plan providing bonus compensation to Eligible Employees, this Plan is intended to be governed by and shall be construed in accordance with the laws of the State of California and is not intended to be subject to ERISA, although the provisions of Section 10 are intended to set forth procedures that are substantially similar to those required for plans that are subject to ERISA.

SECTION 10.
CLAIMS, INQUIRIES AND APPEALS

(a) Applications for Payments and Inquiries. Any application for payments, inquiries about the Plan or inquiries about present or future rights under the Plan must be submitted to the Plan Administrator in writing by an applicant (or his or her authorized representative). The address of the Administrator is set forth in Section 12(c).

(b) Denial of Claims. In the event that any application for benefits is denied in whole or in part, the Plan Administrator must provide the applicant with written or electronic notice of the denial of the application, and of the applicant’s right to review the denial. The notice of denial will be set forth in a manner designed to be understood by the applicant and will include the following:

(i) the specific reason or reasons for the denial;

(ii) references to the specific Plan provisions upon which the denial is based;

(iii)  a description of any additional information or material that the Plan Administrator needs to complete the review and an explanation of why such information or material is necessary; and

(iv) an explanation of the Plan’s review procedures and the time limits applicable to such procedures.

This notice of denial will be given to the applicant within ninety (90) days after the Plan Administrator receives the application, unless special circumstances require an extension of time, in which case, the Plan Administrator has up to an additional ninety (90) days for processing the application. If an extension of time for processing is required, written notice of the extension will be furnished to the applicant before the end of the initial ninety (90) day period. This notice of extension will describe the special circumstances necessitating the additional time and the date by which the Plan Administrator is to render its decision on the application.

(c) Request for a Review. Any person (or that person’s authorized representative) for whom an application for benefits is denied, in whole or in part, may appeal the denial by submitting a request for a review to the Plan Administrator within sixty (60) days after the application is denied. A request for a review shall be in writing and shall be addressed to:

Talon Therapeutics, Inc.
Attn: Chief Financial Officer
400 Oyster Point Boulevard, Suite 200
South San Francisco, CA 94080

A request for review must set forth all of the grounds on which it is based, all facts in support of the request and any other matters that the applicant feels are pertinent. The applicant (or his or her representative) shall have the opportunity to submit (or the Plan Administrator may require the applicant to submit) written comments, documents, records, and other information relating to his or her claim. The applicant (or his or her representative) shall be provided, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant to his or her claim. The review shall take into account all comments, documents, records and other information submitted by the applicant (or his or her representative) relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination.

(d) Decision on Review. The Plan Administrator will act on each request for review within sixty (60) days after receipt of the request, unless special circumstances require an extension of time (not to exceed an additional sixty (60) days), for processing the request for a review. If an extension for review is required, written notice of the extension will be furnished to the applicant within the initial sixty (60) day period. This notice of extension will describe the special circumstances necessitating the additional time and the date by which the Plan Administrator is to render its decision on the review. The Plan Administrator will give prompt, written or electronic notice of its decision to the applicant. In the event that the Plan Administrator confirms the denial of the application for benefits in whole or in part, the notice will set forth, in a manner calculated to be understood by the applicant, the following:

(i) the specific reason or reasons for the denial;

(ii) references to the specific Plan provisions upon which the denial is based; and

(iii) a statement that the applicant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant to his or her claim.

(e) Rules and Procedures. The Plan Administrator will establish rules and procedures, consistent with the Plan, as necessary and appropriate in carrying out its responsibilities in reviewing benefit claims. The Plan Administrator may require an applicant who wishes to submit additional information in connection with an appeal from the denial of benefits to do so at the applicant’s own expense.

(f) Exhaustion of Remedies. No legal action for benefits under the Plan may be brought until the applicant (i) has submitted a written application for benefits in accordance with the procedures described by Section 10(a) above, (ii) has been notified by the Plan Administrator that the application is denied, (iii) has filed a written request for a review of the application in accordance with the appeal procedure described in Section 10(c) above, and (iv) has been notified that the Plan Administrator has denied the appeal. Notwithstanding the foregoing, if the Plan Administrator does not respond to an applicant’s claim or appeal within the relevant time limits specified in this Section 10, the applicant may bring legal action for benefits under the Plan.

SECTION 11.
BASIS OF PAYMENTS TO AND FROM PLAN

The Plan shall be unfunded, and all benefits hereunder shall be paid only from the general assets of the Company.  With respect to any payments not yet made to an Eligible Employee, nothing contained in this Plan shall give such Eligible Employee any rights that are greater than those of a general unsecured creditor of the Company or any successor entity.  None of the officers, members of the Board, agents of the Company, stockholders, affiliates or the Administrator guarantee in any manner the payment of benefits hereunder.

SECTION 12.
OTHER PLAN INFORMATION

(a) Employer Identification Numbers. The Employer Identification Number assigned to the Company by the Internal Revenue Service is 32-0064979.

(b) Agent for the Service of Legal Process. The agent for the service of legal process with respect to the Plan is:

Talon Therapeutics, Inc.
Attn: Chief Financial Officer
400 Oyster Point Boulevard, Suite 200
South San Francisco, CA 94080

(c) Plan Administrator. The “Plan Administrator” of the Plan is:

Talon Therapeutics, Inc.
c/o Chief Financial Officer
400 Oyster Point Boulevard, Suite 200
South San Francisco, CA 94080

SECTION 13.
OTHER PROVISIONS

(a) Notices. Any notice, demand or request required or permitted to be given by either the Company or an Eligible Employee pursuant to the terms of this Plan shall be in writing and shall be deemed given when delivered personally or deposited in the U.S. mail, First Class with postage prepaid, and addressed to the parties, in the case of the Company, at the address set forth in Section 12(b) and, in the case of an Eligible Employee, at the address as set forth in the Company’s employment file maintained for the Eligible Employee as previously furnished by the Eligible Employee or such other address as a party may request by notifying the other in writing.

(b)  Transfer and Assignment. The rights and obligations of an Eligible Employee under this Plan may not be transferred or assigned without the prior written consent of the Company. This Plan shall be binding upon any surviving entity resulting from a Change of Control and upon any other person who is a successor by merger, acquisition, consolidation or otherwise to the business formerly carried on by the Company without regard to whether or not such person or entity actively assumes the obligations hereunder.

(c)  Waiver. Any Party’s failure to enforce any provision or provisions of this Plan shall not in any way be construed as a waiver of any such provision or provisions, nor prevent any Party from thereafter enforcing each and every other provision of this Plan. The rights granted the Parties herein are cumulative and shall not constitute a waiver of any Party’s right to assert all other legal remedies available to it under the circumstances.

(d) Severability. Should any provision of this Plan be declared or determined to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired.

(e) Section Headings. Section headings in this Plan are included for convenience of reference only and shall not be considered part of this Plan for any other purpose.

To record the adoption of the Plan as set forth herein, Talon Therapeutics, Inc. has caused its duly authorized officer to execute the same as of the Effective Date.

TALON THERAPEUTICS, INC.

By: /s/ Jonathan S. Leff
Jonathan S. Leff Chairman of the Compensation Committee of the Board of Directors

EXHIBIT A
ALLOCATION OF PLAN PAYMENTS

Eligible Employee	Percentage of Change of Control Proceeds
Steven R. Deitcher (Chief Executive Officer at Effective Date) (1):
Payment on Change of Control Proceeds up to $200 million	4.0%
Payment on Change of Control Proceeds exceeding $200 million but not exceeding $400 million	4.5%
Payment on Change of Control Proceeds exceeding $400 million	5.0%
Craig W. Carlson (Chief Financial Officer at Effective Date) (2)	1.0%
Other Vice Presidents (3)	Aggregate of 2.5%
Senior Directors (3)	Aggregate of 0.5%
___________________________
(1)
To the extent Dr. Deitcher is not serving as the Company’s CEO as of the effective time of a Change of Control, then the amount of Plan Payments allocated to him in accordance with this Exhibit A may be allocated to such other Eligible Employees, including any successor CEO, in the discretion of the Administrator.

(2)
To the extent Mr. Carlson is not serving as the Company’s CFO as of the effective time of a Change of Control, then the amount of Plan Payments allocated to him in accordance with this Exhibit A may be allocated to such other Eligible Employees, including any successor CFO, in the discretion of the Administrator.

(3)	To be allocated as determined by the Administrator but considering the recommendation of the CEO of the Company.